Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Jennifer Beugelmans, (646) 201-5447	Jennifer Saunders, (646) 201-5431
Doug Sherk, (415) 896-6820

PHARSIGHT REPORTS FISCAL THIRD QUARTER 2007 RESULTS

Net Income Grows 84% Year-Over-Year

Company Reiterates Fiscal 2007 Guidance

MOUNTAIN VIEW, Calif., Jan. 25, 2007 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its third quarter of fiscal 2007, ended December 31, 2006. For the third quarter, revenue was $6.1 million, a 6% increase compared with revenue of $5.8 million in the third quarter of fiscal 2006.

“During the first three quarters of fiscal 2007, we have worked diligently to attain revenue growth and profitability and our financial results this quarter illustrate our continued success in achieving these goals,” said Shawn M. O’Connor, chairman and chief executive officer. “We have also continued to execute our strategy to diversify the revenue base within our strategic consulting services business while growing revenue from our two largest customers. As a result, strategic consulting services quarterly revenue grew 70% year-over-year and 17% during the first nine months of fiscal 2007 compared with last year. During the fiscal third quarter we entered into 22 new strategic consulting services agreements, including five with new customers. We’re very pleased with the consistent growth we’ve been able to achieve since implementing our revenue diversification strategy.

“Within software, we added our seventh and eighth Drug Model Explorer® (DMX®) customers,” continued Mr. O’Connor. “Our seventh customer is a top 10 global pharmaceutical company and a current strategic consulting services customer. The eighth customer is also a top 10 global pharmaceutical company and a Pharsight® Knowledgebase Server™ (PKS™) customer. We believe these examples of companies implementing a variety of our diverse solutions further illustrate the tremendous value that our full suite of products and services brings to our customers. To further enhance our software portfolio and strengthen our leadership position in modeling and simulation, we remain on track to launch two new products this fiscal year. WinNonlin® AutoPilot™ is a tool to streamline clinical pharmacokinetic (PK) clinical analyses and reporting, and IVIVC Toolkit™ for WinNonlin expands the capabilities of WinNonlin. We believe these new products will allow us to increase our addressable market opportunity over the long-term.”

Recent Highlights

Pharsight’s recent highlights in its software and strategic consulting business units include the release of new software products, new enterprise software engagements, new consulting engagements, and expanded relationships with existing customers:

Software

•	Signed two new DMX licensing agreements with top 10 global pharmaceutical companies, increasing the number of DMX customers to 8.

•	Released IVIVC Toolkit for WinNonlin which expands WinNonlin capabilities to include the development and application of in vivo-in vitro correlations.

•	Prepared to launch new software application, WinNonlin AutoPilot.

•	Participated in 7th Annual Kitasato University-Harvard School of Public Health Symposium on Japan’s Critical Path opportunities. Pharsight presented on modeling and simulation used in support of the U.S. Food and Drug Administration’s Critical Path Initiative and participated on a panel entitled, “Advanced and Global Drug Development Techniques: Japan’s Critical Path Opportunities.”

•	Presented at the American Association of Pharmaceutical Scientists (AAPS) Annual Meeting in a session entitled, “Speeding Up Drug Development With Exploratory IND Studies; Role of Early Clinical Pharmacology Studies.” The forum was attended by leading drug developers from around the world.

Strategic Consulting Services

•	Achieved 70% revenue growth compared with the third quarter of fiscal 2006.

•	Continued expansion of consulting presence in the pharmaceutical industry by signing 22 new consulting agreements, including those with five new customers.

•	Presented at the AAPS Annual Meeting on the “Value of Graphical Display of PK/PD Data to Support Presentation of Drug Development Insights and Modeling Results.”

•	Presented at the 3rd Annual Australian Health and Medical Research Congress on the “Value of Model-Based Drug Development.”

Additional Financial Results

Gross margin in the third quarter of fiscal 2007 increased to 69% compared with gross margin for the third quarter of fiscal 2006 of 68%. Year-to-date gross margin increased to 69% compared with 67% for the same period in fiscal 2006.

GAAP net income for the third quarter of fiscal 2007 was $503,000, an 84% increase compared with net income of $274,000 in the third quarter of fiscal 2006. GAAP net income for the third quarter of 2007 included $195,000 of stock-based compensation expense. Before stock-based compensation expense, non-GAAP net income for the third quarter of fiscal 2007 was $698,000, which was 155% higher than the $274,000 in net income for the third quarter of fiscal 2006.

GAAP net income attributable to common stockholders for the third quarter of fiscal 2007 was $300,000 and represented a 257% increase compared with $84,000 in net income attributable to common stockholders reported for the third quarter of fiscal 2006. Basic and diluted GAAP net earnings per share for the third quarter of fiscal 2007 were $0.02 and $0.01, respectively, compared with basic and diluted earnings per share of $0.00 in the third quarter of fiscal 2006.

For the first nine months of fiscal 2007, revenue was $17.8 million, up 3% compared with the same period of last year. GAAP net income for the first nine months of fiscal 2007 was $978,000, a 24% increase compared with $791,000 for the comparable period of fiscal 2006. GAAP net income during the first nine months of fiscal 2007 included $620,000 of stock-based compensation expense. Before stock-based compensation expense, non-GAAP net income for the first nine months of fiscal 2007 was $1.6 million, which was 102% higher than the $791,000 in net income for the first nine months of fiscal 2006.

GAAP net income attributable to common stockholders for the first nine months of fiscal 2007 was $412,000, up 70% compared with $242,000 for the comparable period of fiscal 2006. Basic and diluted GAAP net earnings per share for the first nine months of fiscal 2007 were both $0.02, compared with basic and diluted earnings per share of $0.01 for the same period of fiscal 2006.

Cash & Liquidity

Pharsight exited the third fiscal quarter with cash, cash equivalents and short-term investments of $13.0 million compared with $10.8 million at the end of fiscal 2006 and $10.0 million at December 31, 2005.

Fiscal 2007 Guidance

The Company is reiterating its guidance for the 2007 fiscal year:

•	Annual revenue growth of approximately 10% to 15% compared with fiscal 2006, or approximately $25 million to $26 million.

•	Gross margin of approximately 65% to 70% of revenue, depending on the revenue mix between software and strategic consulting services.

•	Non-GAAP net income of approximately 5% to 10% of revenue.

•	Diluted earnings per share of approximately $0.01 to $0.06, which includes approximately $0.03 in expenses related to stock-based compensation expense.

•	Increase in fiscal year-end cash, cash equivalents and short-term investments compared with fiscal 2006 year-end balance.

“We have continued to achieve year-over-year revenue and net income growth, and as a result we are maintaining our guidance for the fiscal year,” said Will Frederick, senior vice president and chief financial officer of Pharsight. “We are very pleased that we have been able to continue to generate positive cash flow, allowing us to grow cash, cash equivalents and short-term investments by 30% year-over-year.”

The net income guidance for fiscal 2007 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. Pharsight’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

The net income guidance also excludes the pre-tax impact from stock-based compensation expense resulting from the Company’s adoption of SFAS 123R in fiscal 2007. The adoption of SFAS 123R has a significant impact on the Company’s result of operations, although it has no impact on its overall financial position.

While Pharsight expects that over the long-term revenues and gross margin in its software business will increase in response to customer demand, revenue and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, Friday, January 26, 2007 at 10:00 a.m. Pacific Time to discuss the Company’s fiscal third quarter 2007 results, outlook for the remainder of fiscal 2007 and current corporate developments. The dial-in number for the conference call is 800-218-0713 for domestic participants and 303-262-2211 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using the passcode 11080517#.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. The company’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

Use of Non-GAAP Financial Measures

Pharsight has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes historical non-GAAP net income and guidance for fiscal 2007 non-GAAP net income. Pharsight uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Pharsight’s ongoing business performance and comparison to prior periods. Pharsight believes the use of these non-GAAP financial measures provides an additional tool for investors to use in comparing its financial measures with other companies in Pharsight’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude stock-based compensation expense pursuant to SFAS 123R.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above.

Safe Harbor

This press release includes forward-looking statements, including statements regarding our growth opportunities and market position, the demand and market for our products and services, operating or cost efficiencies, our customer base, and our expectations for revenue, gross margin, net income and diluted earnings per share and cash, cash equivalents and short-term investments for the fiscal year ending March 31, 2007. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services, uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, changes in Pharsight’s research and development focus or operating strategies, the failure to develop new products and services or to keep pace with technological changes, and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of Pharsight’s client base, to adopt Pharsight’s solutions. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 13, 2006. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Drug Model Explorer, DMX, Pharsight, Pharsight Knowledgebase Server, PKS, PKS Reporter, PKS Office Client, WinNonlin, WinNonlin AutoPilot, IVIVC Toolkit for WinNonlin, and WNL Validation Suite are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Revenues:
License	$1,237	$1,672	$3,977	$3,793
Renewal	1,444	1,258	4,084	3,639
Maintenance	249	272	724	768
Services	3,191	2,555	9,048	9,171

Total revenues	6,121	5,757	17,833	17,371

Cost of revenues	1,871	1,829	5,444	5,770

Gross profit	4,250	3,928	12,389	11,601

Operating expenses:
Research and development	1,066	878	3,040	2,558
Sales and marketing	1,628	1,496	4,581	4,216
General and administrative	1,139	1,262	3,971	3,967

Total operating expenses	3,833	3,636	11,592	10,741

Income from operations	417	292	797	860

Other income (expense), net	98	7	267	(4)

Income before income taxes	515	299	1,064	856
Provision for income taxes	(12)	(25)	(86)	(65)

Net income	503	274	978	791
Preferred stock dividend	(203)	(190)	(566)	(549)

Net income attributable to common stockholders	$300	$84	$412	$242

Net earnings per share attributable to common stockholders:
Basic	$0.02	$0.00	$0.02	$0.01

Diluted	$0.01	$0.00	$0.02	$0.01

Shares used to compute net earnings per share attributable to common stockholders:
Basic	19,785	19,445	19,714	19,393

Diluted	21,765	21,967	21,553	22,120

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2006	March 31, 2006
ASSETS
Current assets:
Cash, cash equivalents and investments	$13,031	$10,832
Accounts receivable, net	3,976	4,585
Prepaids and other current assets	687	298

Total current assets	17,694	15,715

Property and equipment, net	1,777	2,025
Other assets	45	46

Total assets	$19,516	$17,786

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$494	$794
Accrued expenses	3,165	3,187
Deferred revenue	8,523	7,605
Current portion of notes payable	1,300	1,519

Total current liabilities	13,482	13,105
Deferred revenue, long term	—	54
Notes payable, less current portion	167	392
Other long term liabilities	198	253

Redeemable convertible preferred stock	6,988	6,641
Stockholders’ deficit	(1,319)	(2,659)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$19,516	$17,786